Exhibit 99.1

Invitae Reports Second Quarter 2017 Results

-- Continued business momentum, double-digit sequential revenue growth and strengthened financial position --

-- 2017 volume guidance increased to 120,000-130,000 samples accessioned --

-- Hosting conference call at 4:30 pm ET / 1:30 pm PT --

SAN FRANCISCO, August 7, 2017 – Invitae Corporation (NYSE: NVTA), one of the fastest growing genetic information companies, today announced financial and operating results for the quarter ended June 30, 2017.

Second Quarter 2017 Financial Highlights:

●

Generated revenue of $14.3 million in the second quarter of 2017, a 39% increase over the first quarter of 2017 revenue of $10.3 million and a 157% increase over the second quarter of 2016 revenue of $5.6 million.

●	Accessioned approximately 30,500 samples in the second quarter of 2017, representing a 17% increase over the first quarter of 2017 and a 139% increase over the second quarter of 2016.
●

Reduced cost of goods sold (COGS) per sample accessioned from $500 in the second quarter of 2016 to below $345 in the second quarter of 2017. COGS totaled $10.5 million in the second quarter of 2017, compared to $6.5 million in the second quarter of 2016.

●	Achieved positive gross profit of $3.1 million in the second quarter of 2017 compared to a negative gross profit of $0.9 million in the comparable period in 2016.

Total operating expenses for the second quarter of 2017, excluding cost of goods sold, were $31.9 million compared to $23.9 million in the second quarter of 2016. Second quarter operating expenses included $9.0 million in non-cash expenses, of which $6.3 million was equity compensation. For the second quarter 2017, Invitae reported a net loss of $28.6 million, or a $0.66 loss per share, compared to a net loss of $24.8 million in the second quarter of 2016, or a $0.77 loss per share.

Cash used in operating activities in the first six months of 2017 was $41.8 million, compared to $42.4 million in the same period in 2016. At June 30, 2017, cash, cash equivalents, restricted cash, and marketable securities totaled $80.4 million. On August 3, 2017, Invitae completed a private placement of Invitae stock to new and existing investors, with gross proceeds of $73.5 million.

“Our commitment to providing high-quality, affordable genetic information solutions to clinicians, patients, and their families continues to fuel strong growth in our business,” said Sean George, chief executive officer of Invitae. “With a strong balance sheet, underlying momentum in our business accelerating and planned expansion into the prenatal and perinatal markets through the acquisition of Good Start Genetics and the planned acquisition of CombiMatrix, we believe Invitae is positioned to become the leading provider of comprehensive genetic information services.”

Strategic Advancements:

●	Enhanced the Invitae platform with content and services to increase accessibility and utility of genetic information for patients and clinicians
○	Acquired CancerGene Connect, an award-winning risk assessment and family history analysis platform for collecting and managing genetic family histories, through the acquisition of Ommdom, Inc.
○

Introduced family variant testing, at no additional charge, for all first-degree relatives of patients who test positive for a pathogenic variant using an Invitae test, helping patients and their families make important decisions regarding their family’s health and allowing them to take steps that may lower their chance of developing hereditary disease.

○

Expanded genetic testing offering with the addition of 80 new panels along with updates to an additional 24 panels for the diagnosis of inherited immunologic and metabolic disorders, including panels designed to confirm diagnoses suggested by newborn screening.

●	Presented research findings suggesting clinical utility of genetic testing exceeds current testing guidelines
○

A substantial portion of prostate cancer patients with clinically significant genetic variants will be missed under current testing guidelines, adding to the evidence supporting the benefits of re-evaluating germline genetic testing guidelines. The study was presented by a team including researchers from Invitae and the Tulane University School of Medicine at the American Society for Clinical Oncology (ASCO) Annual Meeting in Chicago in June, where it was designated a "Best of ASCO" presentation.

○

Current clinical guidelines on the use of genetic testing in breast cancer patients are too narrow and allow patients with pathogenic variants to be missed. The findings were presented at the American Society of Breast Surgeons (ASBS) Annual Meeting in May and are the result of a collaboration between Invitae and TME Research, which represents more than 300 breast care practices.

Recent Developments:

●	Creating a single, comprehensive genetic information platform to inform healthcare decisions at every stage of life
○

Acquired Good Start Genetics, gaining industry-leading NGS carrier screening and preimplantation embryo testing, which provides women, their partners and their clinicians with insightful and actionable information to promote successful pregnancies and help build healthy families.

○

Announced the proposed acquisition of CombiMatrix Corporation to add complementary capabilities in family health, including preimplantation genetic diagnostics, prenatal diagnosis, miscarriage analysis, and pediatric developmental disorders, which is expected to close by year end.

●

Strengthened the balance sheet with $73.5 million in gross proceeds from a private placement to support strategic growth opportunities, including the acquisition of Good Start Genetics, and general corporate purposes.

Webinar and Conference Call Details:

Management will host a webinar and conference call today at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss financial results and recent developments. The dial-in numbers for the conference call are (844) 579-6824 for domestic callers and (763) 488-9145 for international callers, and the reservation number for both is 53628132.

The live webinar and conference call may be accessed by visiting the investors section of the company’s website at ir.invitae.com. A replay of the webinar will be available shortly after the conclusion of the call and will be archived on the company’s website.

About Invitae

Invitae Corporation (NYSE: NVTA) is one of the fastest growing genetic information companies in the United States. Invitae Corporation's mission is to bring comprehensive genetic information into mainstream medical practice to improve the quality of healthcare for billions of people. Invitae’s goal is to aggregate the world’s genetic tests into a single service with higher quality, faster turnaround time, and lower prices. For more information, visit our website at invitae.com.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company's expectations regarding 2017 test volume; the company’s belief that it is positioned to become the leading provider of comprehensive genetic information services; the company’s beliefs regarding the drivers of its growth; the expected benefits of the company’s products and services; the expected benefits of completed and proposed acquisitions; the company’s belief that the clinical utility of genetic testing exceeds current testing guidelines; and the timing and/or completion of the proposed acquisition of CombiMatrix. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the company's history of losses; the ability to consummate the proposed CombiMatrix acquisition and unanticipated difficulties or expenditures relating thereto; risks associated with the company's limited experience with respect to acquisitions; the company's ability to compete; the company's failure to manage growth effectively; the company's need to scale its infrastructure in advance of demand for its tests and to increase demand for its tests; the company's ability to develop and commercialize new tests and expand into new markets; the risk that the company may not obtain or maintain sufficient levels of reimbursement for its tests; the company's inability to raise additional capital on acceptable terms; risks associated with the company's ability to use rapidly changing genetic data to interpret test results accurately, consistently, and quickly; security breaches, loss of data and other disruptions; laws and regulations applicable to the company's business; and the other risks set forth in the company's filings with the Securities and Exchange Commission, including the risks set forth in the company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2017. These forward-looking statements speak only as of the date hereof, and Invitae Corporation disclaims any obligation to update these forward-looking statements.

NOTE: Invitae and the Invitae logo are trademarks of Invitae Corporation. All other trademarks and service marks are the property of their respective owners.

Invitae Corporation

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
	(unaudited)
Revenue:
Test revenue	$13,592	$5,533	$23,287	$9,488
Other revenue	744	48	1,387	$48
Total revenue	14,336	5,581	24,674	9,536
Costs and operating expenses:
Cost of test revenue	10,490	6,476	19,819	12,463
Research and development	11,339	10,713	21,362	21,373
Selling and marketing	12,520	6,843	24,092	13,886
General and administrative	8,062	6,384	14,813	12,139
Total costs and operating expenses	42,411	30,416	80,086	59,861
Loss from operations	(28,075)	(24,835)	(55,412)	(50,325)
Other income (expense), net	151	88	(540)	72
Interest expense	(1,067)	(100)	(1,389)	(184)
Net loss before taxes	(28,991)	(24,847)	(57,341)	(50,437)
Income tax benefit	(434)	—	(1,856)	—
Net loss	$(28,557)	$(24,847)	$(55,485)	$(50,437)
Net loss per share, basic and diluted	$(0.66)	$(0.77)	$(1.30)	$(1.57)
Shares used in computing net loss per share, basic and diluted	43,226,569	32,154,982	42,808,175	32,060,260

Invitae Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2017	2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$27,673	$66,825
Marketable securities	47,699	25,798
Accounts receivable	2,556	1,153
Prepaid expenses and other current assets	8,278	8,024
Total current assets	86,206	101,800
Property and equipment, net	27,664	23,793
Restricted cash	4,997	4,697
Intangible assets, net	6,467	—
Goodwill	13,477	—
Other assets	397	361
Total assets	$139,208	$130,651
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,123	$3,352
Accrued liabilities	12,715	6,711
Capital lease obligation, current portion	1,817	1,309
Debt, current portion	—	3,381
Total current liabilities	19,655	14,753
Capital lease obligation, net of current portion	2,180	266
Debt, net of current portion	38,975	8,721
Other long-term liabilities	11,234	7,837
Total liabilities	72,044	31,577
Stockholders’ equity:
Common stock	4	4
Accumulated other comprehensive loss	(38)	—
Additional paid-in capital	397,901	374,288
Accumulated deficit	(330,703)	(275,218)
Total stockholders’ equity	67,164	99,074
Total liabilities and stockholders’ equity	$139,208	$130,651

The condensed, consolidated balance sheet at December 31, 2016 has been derived from the audited consolidated financial statements at that date included in the company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Source: Invitae Corporation

Contact:

Kate McNeil

ir@invitae.com
347-204-4226

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